                                                                     Exhibit 12
   Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends



                                                                                                                Pro
                                                                         Pro forma(1)    Three      Three      forma(1)
                                                                            Year         Months     Months    Three Months
                                   Years ended December 31,                 Ended        Ended      Ended       Ended
                     --------------------------------------------------- December 31,   March 31,  March 31,   March 31,
                          1993     1994     1995      1996      1997        1997          1997      1998        1998
                     -----------------------------------------------------------------------------------------------------

Loan Loss before
 extraordinary items     (2,074)  (3,067)  (19,157)  (57,198)  (197,289)   (356,219)    (27,404)    (173,263)  (165,305)
Income tax benefit           --       --       (97)       --         --         380          --           --         --
                         -------  -------  --------  --------  ---------   ---------    --------    ---------  ---------
Loss before income
 taxes                   (2,074)  (3,067)  (19,254)  (57,198)  (197,289)   (355,839)    (27,404)    (173,263)  (165,305)
                         =======  =======  ========  ========  =========   =========    ========    =========  =========

Fixed charges:
Interest expensed           844    1,219    13,355    35,213     58,744     139,740      11,089       49,301     42,229
Capitalized interest        213      257       677     2,780      4,654       4,654         778        1,968      1,968
Amortization of deferred
 financing costs             78       69       412     1,252      1,918       1,918         385          948        948
Estimated interest factor
 on operating losses        313      200       428     1,598      3,286       4,298         755        2,031      2,157
Dividends on redeemable
 preferred stock              0        0         0         0     43,742      71,850        3,375      18,594     18,594
                         -------  -------  --------  --------  ---------   ---------    --------    ---------  ---------
Total fixed charges       1,448    1,745    14,872    40,843    112,343     222,460       16,382      72,842     65,896
                         =======  =======  ========  ========  =========   =========    ========    =========  =========

Earnings:
Loss before income tax   (2,074)  (3,067)  (19,254)  (57,198)  (197,289)   (355,839)     (27,404)   (173,263)  (165,305)
                         -------  -------  --------  --------  ---------   ---------    --------    ---------  ---------

Fixed charges excluding
 capitalized interest
 and preferred stock
 dividends                1,235    1,488    14,195    38,063     63,948     145,956       12,229      52,280     45,334
                         -------  -------  --------  --------  ---------   ---------    --------    ---------  ---------

Total earnings             (839)  (1,579)   (5,059)  (19,135)  (133,341)   (209,883)     (15,175)   (120,983)   (119,971)
                         =======  =======  ========  ========  =========   =========    ========    =========  =========

Ratio of earnings to
 fixed charges and
 preferred stock
 dividends                (0.58)   (0.90)    (0.34)    (0.47)     (1.19)      (0.94)       (0.93)      (1.66)      (1.82)
                         =======  =======  ========  ========  =========   =========    ========    =========  =========

Insufficiency of
 earnings to cover
 fixed charges and
 preferred stock
 dividends                2,287    3,324    19,931    59,978    245,685     432,343       31,557     193,825     185,867
                         =======  =======  ========  ========  =========   =========    ========    =========  =========

--------------

(1) Gives historical and proforma effect to the Digex, STFI, LDS and National acquisitions, as well as the March, July, October and December 1997 offerings and the application of the net proceeds therefrom.



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